Exhibit 2.1

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of December 4, 2009, is by and among BigStar Entertainment, Inc., a Delaware corporation (“BGST”), USA Synthetic Fuel Corporation, a Delaware corporation (“USASF”),  the sole shareholder of USASF identified on Annex A hereto (the “Shareholder” ), and Pegasus Funds LLC, as the sole shareholder of BGST preferred stock as defined herein (“Pegasus”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Article VIII herein.

WHEREAS, USASF has one hundred shares of common stock ($--,par value)  (the “USASF Shares”) issued and outstanding, all of which are held by the Shareholder and the Shareholder is the record and beneficial owner of the USASF Shares set forth opposite the Shareholder's name on Annex A hereto;

WHERAS, the Shareholder has agreed to transfer all of its USASF Shares in exchange for 72,750 newly issued shares of BGST Series B Preferred Stock, ($.0001 par value), as set forth on Annex A hereto that will, in the aggregate, constitute 97% of the issued and outstanding capital stock of BGST on a fully diluted basis, as of and immediately after the Closing.  Together with the 2,095 shares of BGST Series B Preferred Stock to be issued to Pegasus Funds LLC in exchange for its BGST Series A Super Voting Preferred Stock, the aggregate total of 74,845 shares of BGST Series B Preferred Stock is hereinafter referred to as the “BGST Preferred Stock” or “New Shares”;

WHEREAS, the exchange of the USASF Shares and the BGST Series A Super Voting Preferred Stock for the New Shares is intended to constitute a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended.

WHEREAS, the Board of Directors of BGST and the Board of Directors of USASF have each determined that it is desirable to effect the share exchange contemplated herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

1.1.           Share Exchange.  At the Closing, the Shareholder shall sell, transfer, convey, assign and deliver to BGST its USASF Shares free and clear of all Liens, in exchange for seventy two thousand seven hundred and fifty (72,750) shares of BGST Preferred Stock listed on Annex A opposite such Shareholder's name which, upon conversion will represent ninety seven percent (97%) of the issued and outstanding stock of the corporation. As set forth in Annex B, Pegasus Funds LLC shall have the right to designate the 2,095 shares of BGST Preferred Stock issuable upon conversion of its Series A Super Voting Preferred Stock to Pegasus Funds LLC and/or its designated affiliates (the “Permitted Assignees”), upon execution and delivery by each Permitted Assignee of an assignment in the form of Annex C hereto. Furthermore the Parties agree and acknowledge that any post Closing transactions between the Shareholder and/or its shareholders, successors, affiliates, subsidiaries and/or principals, involving the conveyance of any equity interests in BGST, its subsidiaries and/or affiliates, be structured in such a way as to create no dilution for  BGST’s shareholders.

1.2.           Closing.  The closing (the “Closing”) of the transactions contemplated herewith (the “Transactions”) shall take place at the offices of Pegasus Funds, LLC in Dallas, Texas, commencing 9:00 a.m. local time on the day of the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

1.3.           BGST Preferred Stock.  The BGST Preferred Stock will have the rights and preferences set forth on the Statement of Rights and Preferences as amended concurrent with the Closing and attached  as Annex E.

ARTICLE II
Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to BGST as follows:

2.1.           Good Title.  The Shareholder is the record and beneficial owner, and has good title to its USASF Shares, with the right and authority to sell/exchange and deliver such USASF Shares.  Upon delivery at the Closing of the assignment in the form of Annex D hereto, representing the same as herein contemplated and/or upon registering of BGST as the new owner of such USASF Shares, BGST will receive good title to the USASF Shares, free and clear of all Liens.

2.2.           Organization.  The Shareholder is duly organized and validly existing in its jurisdiction of organization.

2.3.           Power and Authority.  The Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions.  All acts required to be taken by the Shareholder to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

2.4.           No Conflicts.  The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or Governmental Entity under any Laws; (ii) will not violate any Laws applicable to the Shareholder; and (iii) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.5.           Litigation.  There is no pending proceeding against the Shareholder that involves the New Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.6.           Purchase Entirely for Own Account.  The Shareholder is acquiring the BGST Preferred Stock to be acquired hereunder, for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the BGST Preferred Stock, except as set forth herein or otherwise in compliance with applicable securities laws.  Notwithstanding the foregoing, the Parties hereby acknowledge that, either simultaneously with the Transactions or immediately after the Closing, the BGST Preferred Stock shall be converted into shares of common stock and such shares of common stock shall, as applicable, be distributed by the Shareholder to its shareholders.

2.7.           Available Information.  The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of holding BGST Preferred Stock.

2.8.           Restricted Securities. The Shareholder understands that the New Shares have not been registered under the Securities Act and are therefore characterized as “restricted securities” under the Securities Act.  The issuance of the New Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the New Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.9.           Legends.  The Shareholder hereby agrees with BGST that the BGST Common Stock will bear the following legend or one that is substantially similar to the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE AFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION STATEMENT IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

2.10.           Accredited Investor.  The Shareholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and the Shareholder was not organized for the specific purpose of acquiring the New Shares.

ARTICLE III
Representations and Warranties of USASF

USASF hereby represents and warrants to BGST as follows:

3.1.           Organization, Standing and Power.  USASF is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on USASF, a material adverse effect on the ability of USASF to perform its obligations under this Agreement or on the ability of USASF to consummate the Transactions (a “USASF Material Adverse Effect”).  USASF is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a USASF Material Adverse Effect.  USASF has delivered to BGST true and complete copies of the USASF Charter and USASF Bylaws as amended through the date of this Agreement.

3.2.            Equity Interests. USASF does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any entity or person.

3.3.           Capital Structure.  The authorized equity capital of USASF consists of the USASF Shares, all of which are owned by the Shareholder identified on Annex A.  Except as set forth above and herein, no equity securities or other voting securities of USASF are issued, reserved for issuance or outstanding.  All outstanding equity interests of USASF are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable laws of its jurisdiction of formation, the USASF Charter or USASF Bylaws or any Contract to which USASF is a party or otherwise bound.  There are no bonds, debentures, notes or other indebtedness of USASF having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of USASF Shares may vote (“Voting USASF Debt”).  There are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which USASF is a party or by which it is bound (i) obligating USASF to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, USASF or any Voting USASF Debt, (ii) obligating USASF to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of USASF.  There are not any outstanding contractual obligations of USASF to repurchase, redeem or otherwise acquire any shares of capital stock of USASF.

3.4.           Authority; Execution and Delivery; Enforceability.  USASF has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by USASF of this Agreement and the consummation by USASF of the Transactions have been duly authorized and approved by the directors of USASF, and no other corporate proceedings on the part of USASF are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against USASF in accordance with its terms.

3.5.           No Conflicts; Consents.

(a)            The execution and delivery by USASF of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of USASF under, any provision of (i) the USASF Charter or USASF Bylaws, (ii) any material Contract to which USASF is a party or to which any of its  properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to USASF or its  properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a USASF Material Adverse Effect.

(b)            No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to USASF in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6.           Litigation.  There is no Action against or affecting USASF or any of its properties which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the New Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a USASF Material Adverse Effect.  Neither USASF, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.7           Compliance with Applicable Laws.  USASF has conducted its business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a USASF Material Adverse Effect.  USASF has not received any written communication from a Governmental Entity that alleges that USASF is not in compliance in any material respect with any applicable Law.

3.8.           Brokers.  No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of USASF.

3.9.            Liabilities.    USASF does not have any material liabilities or obligations, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to November 30, 2009 which, individually and in the aggregate, would not be reasonably expected to result in a USASF Material Adverse Effect.

ARTICLE IV
Representations and Warranties of BGST

BGST represents and warrants as follows to the Shareholder and USASF.

4.1.           Organization, Standing and Power.  BGST is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on BGST, a material adverse effect on the ability of BGST to perform its obligations under this Agreement or on the ability of BGST to consummate the Transactions (a “BGST Material Adverse Effect”).  BGST is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a BGST Material Adverse Effect.  BGST has delivered to USASF true and complete copies of the BGST Charter and the BGST Bylaws.

4.2.           Equity Interests.  BGST does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any entity or person.

4.3.           Capital Structure.   The authorized capital stock of BGST consists of 10,000,000 shares of preferred stock $.0001 par value, and 200,000,000 shares of common stock $.0001 par value (“BGST Common Stock”).  Amendments to BGST’s Articles Of Incorporation will be filed concurrent with the Closing, to reflect, among other things, the 1 for 50 reverse split and simultaneous increase of the authorized shares to reflect a post Closing authorized capitalization of 310,000,000 shares consisting of 10,000,000 Preferred Stock, $0.0001 par value per share and 300,000,000 shares of Common Stock. $0.0001 par value per share (attached herein as Annex H) As of the date hereof, (i) 7,797,693 shares of BGST Common Stock are issued and outstanding, (ii) Two (2) shares of BGST Series A Super Voting Preferred Stock are issued and outstanding, but will be exchanged for two thousand and ninety five shares (2,095) shares of  BGST Preferred  Stock which will convert into two million ninety five thousand shares (2,095,000) of  post merger Common Stock concurrent with the Closing and (iii) no shares of capital stock of BGST are held by BGST in its treasury. All of the shareholders (and the number of shares held by same) of the issued and outstanding shares of the BGST capital stock are listed on Annex A hereto. Except as set forth above and on Annex A, no shares of capital stock or other voting securities of BGST were issued, reserved for issuance or outstanding.  All outstanding shares of BGST Common Stock are, and all shares of BGST Preferred Stock that may be issued in connection with the Transaction Documents will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Business Corporation Act, the BGST Charter, the BGST Bylaws or any Contract to which BGST is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of BGST having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of BGST may vote (“Voting BGST Debt”).  There are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which BGST is a party or by which it is bound (i) obligating BGST to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, BGST or any Voting BGST Debt, (ii) obligating BGST to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of BGST.  There are not any outstanding contractual obligations of BGST to repurchase, redeem or otherwise acquire any shares of capital stock of BGST.   BGST is not a party to any agreement granting any securityholder of BGST the right to cause BGST to register shares of the capital stock or other securities of BGST held by such securityholder under the Securities Act.  The stockholder list provided to USASF is the current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the BGST Common Stock.

4.4.           Authority; Execution and Delivery; Enforceability.  BGST has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions contemplated herein. The execution and delivery by BGST of this Agreement and the consummation by BGST of the Transactions have been duly authorized and approved by the board of directors of BGST, and no other corporate proceedings on the part of BGST are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of BGST, enforceable against BGST in accordance with the terms hereof.

4.5.           No Conflicts; Consents.

(a)            The execution and delivery by BGST of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of BGST under, any provision of (i) the BGST Charter or BGST Bylaws, (ii) any material Contract to which BGST is a party or to which any of its properties or assets is subject or (iii)  any material Order or material Law applicable to BGST or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a BGST Material Adverse Effect.

(b)            No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to BGST in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

4.6.           Taxes.  BGST has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it (other than for the current year), and all such Tax Returns are true, complete and accurate.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid. BGST is unaware of any unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction relating to all such Tax Returns, and the pre-closing officers of BGST know of no basis for any such claim, but assume responsibility for and agree to satisfy such claims promptly should they become aware of any such outstanding obligations. In the event any refunds are due to BGST in connection with previously filed Tax Returns, any such refunds shall revert to prior owners of BGST.

4.7.           Litigation.  There is no Action against or affecting BGST or any of its properties which (i) adversely affects or challenges the legality, validity or enforceability of either this Agreement or the New Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a BGST Material Adverse Effect.  Neither BGST nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.8.           Compliance with Applicable Laws.  BGST is in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a BGST Material Adverse Effect.  BGST has not received any written communication during the past two years from a Governmental Entity that alleges that BGST is not in compliance in any material respect with any applicable Law.

4.9.            SEC Matters; Undisclosed Liabilities.

(a) With the filing of SEC Form 15-12G on March 17, 2003, BGST was de-registered and since that date has not been required to file any reports/forms with the SEC.

(b)           As of the date hereof, BGST has total outstanding liabilities not exceeding  $36,300, all of which are set forth on Annex I.  BGST has no other liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

4.10.         Transactions With Affiliates and Employees. Except as disclosed herein and in conjunction with the obligations associated with closing this Transaction, none of the officers or directors of BGST is presently a party to any transaction with BGST (other than for services as officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of BGST, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.11.         Application of Takeover Protections.  BGST has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the BGST charter documents or the laws of Delaware that is or could become applicable to the Shareholder as a result of the Shareholder and BGST fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the New Shares and the Shareholder’s ownership of the New Shares.

4.12.         Certain Registration Matters.  BGST has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of BGST registered with the SEC or any other governmental authority.

4.13.         Brokers.  No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of BGST.

ARTICLE V
Conditions to Closing

5.1.           Reverse Split of Shares of BGST Common Stock; Surrender of Series A Shares.  Concurrent with the Closing, the officers of BGST will affect a 1 for 50 reverse split of the stock reducing the common stock outstanding to 155,954, and the holder(s) of the BGST Series A Super Voting Preferred Stock shall have surrendered their shares for conversion consistent with the requirements of this Agreement.

5.2.           BGST Payables.  Concurrent with the Closing, BGST shall have paid all known liabilities of BGST listed on Annex I.  The pre-closing officers of BGST agree to satisfy and assume responsibility for the payment of any additional liabilities not identified on Annex I.

5.3.           Statement of Designations.  BGST shall have filed the Statement of Designations with the Delaware Secretary of State.

5.4.           Other Conditions Precedent to the Shareholder and USASF Obligations.  The obligations of the Shareholder and USASF to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by USASF and the Shareholder in writing.

(a)            Representations and Covenants. The representations and warranties of BGST contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  BGST shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by BGST on or prior to the Closing Date.  BGST shall have delivered to the Shareholder and USASF a certificate, dated the Closing Date, to the foregoing effect.

(b)            No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since March 17, 2003 which has had or is reasonably likely to cause a BGST Material Adverse Effect. Notwithstanding the above, the Parties agree and acknowledge that at the time of the Closing, BGST will have no assets and no liabilities.

(c)            Secretary's Certificate.  BGST shall have delivered to USASF and the Shareholder a certificate, signed by its Secretary or other authorized officer, certifying that the copies of the BGST Charter, BGST Bylaws and resolutions of its Board of Directors attached to the certificate and approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect

(d)            Good Standing Certificate.  BGST shall have delivered to USASF and the Shareholder a certificate of good standing of BGST dated within seven (7) days of Closing issued by the Secretary of State of Delaware.

(e)            Appointments.  BGST shall have delivered to USASF and the Shareholder evidence of the election of the following persons as executive officers and directors of BGST, effective as of the Closing:

Name	Title

Harry H. Graves	Chairman

J. Bradley Davis	Director
Vice President and COO
Vice President and CFO

(f)            Issuance of Stock Certificates.  BGST shall deliver to the Shareholder and Pegasus Funds LLC (or its Permitted Assignees) stock certificates representing the New Shares required to be issued to each shareholder in accordance with this Agreement.

5.5.           Other Conditions Precedent to BGST Obligations.  The obligations of BGST to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by BGST in writing.

(a)            Representations and Covenants.  The representations and warranties of the Shareholder and USASF contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Shareholder and USASF shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholder and USASF on or prior to the Closing Date.   USASF   shall have delivered to BGST a certificate, dated the Closing Date, to the foregoing effect.

(b)            No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since November 30, 2009 which has had or is reasonably likely to cause a USASF Material Adverse Effect.

(c)            Secretary's Certificate. USASF shall have delivered to BGST a certificate, signed by its Secretary (or authorized director or officer), certifying that the copies of the USASF Charter, USASF Bylaws, and resolutions of its Board of Directors  attached to the certificate and approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(d)            Transfer Documents.  The Shareholder shall have delivered a duly executed assignment representing its USASF Shares in the form set forth on Annex D.

5.6.           Termination.  If all of the conditions precedent to the obligations of the Parties as set forth in this Article V have not been fulfilled on or before December 31, 2009, either USASF, the Shareholder or BGST may terminate this Agreement; provided, however, that no Party hereto may terminate this Agreement if the failure of a condition precedent to be fulfilled is the result of the breach of such Party of its obligations hereunder.

ARTICLE VI
Covenants

6.1.           Public Announcements.  BGST and USASF will consult with each other before issuing, and provide each other the opportunity to review and comment upon, the initial press releases or other public statements with respect to this Agreement and the Transaction. Thereafter, the press releases and announcements will be the sole responsibility of the USASF management team.

6.3.           Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.4.           Continued Efforts.  Each Party shall use commercially reasonable efforts to (i) take all action reasonably necessary to consummate the Transactions, and (ii) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

6.5.           Exclusivity.  Until December 31, 2009, neither BGST nor USASF shall (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of BGST or USASF (as applicable), or any assets of BGST or USASF (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (iii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  Each shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.6.           Access.  Each of BGST and USASF shall permit representatives of each other to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to such party after reasonable advance written notice and during normal business hours.

ARTICLE VII
Miscellaneous

7.1.           Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to BGST, to:

5956 Sherry Lane, Suite 1620
Dallas, TX 75225
Attn:  W. Brown Glenn Jr., CEO

If to USASF, to:

312 Walnut Street, Suite 2300
Cincinnati, Ohio 45202
Attn:  Harry H. Graves, President

If to the Shareholder, to:

Global Energy, Inc.
312 Walnut Street, Suite 2300
Cincinnati, Ohio 45202
Attn:  Harry H. Graves, President and CEO

7.2.           Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by USASF, BGST and the Shareholder.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

7.3.           Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages,  the Shareholder, BGST and USASF will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.4.           Interpretation.    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

7.5           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.6.           Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.7.           Entire Agreement; Third Party Beneficiaries.  This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (ii) is not intended to confer upon any person other than the Parties any rights or remedies.

7.8.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.9.           Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

ARTICLE VIII
Certain Definitions

As used herein, the following terms shall have the following meanings

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“BGST Bylaws” means the Bylaws of BGST, as amended to the date of this Agreement.

“BGST Charter” means the Articles of Incorporation of BGST, as amended to the date of this Agreement.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Statement of Designation” means the designation of Preferences and Rights of the  BGST Preferred Stock in the form of Annex E hereto, together with such other matters as are required to be filed or to accomplish the Transactions contemplated under this Agreement.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Transaction” and “Transaction Documents” mean, respectively, the actions to be taken by the Parties in order to accomplish the purposes of this Agreement, and any and all documents or agreements executed in connection therewith.

“USASF Bylaws” means the Bylaws of USASF as amended to the date of this Agreement.

“USASF Charter” means the Articles of Incorporation of USASF, as amended to the date of this Agreement.

[signatures on following pages]

IN WITNESS WHEREOF, the Parties hereto have caused this Exchange Agreement to be duly executed and delivered by their respective authorized signatories as of the date first indicated above.

BigStar Entertainment, Inc.

By:	/s/ W. Brown Glenn Jr.
Name:	W. BROWN GLENN JR.
Title:	CEO

USA Synthetic Fuel Corporation

By:	/s/ Harry H. Graves
Name:	HARRY H. GRAVES
Title:	President

Shareholder.

By:	/s/ Harry H. Graves
Name:	HARRY H. GRAVES
Title:	President and CEO

Pegasus Funds LLC

By:	/s/ Robert A. Shuey III
Name:	ROBERT SHUEY III
Title:	Managing Director